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                                                                     Exhibit 5.2

             [FORM OF CLIFFORD CHANCE ROGERS & WELLS LLP LETTERHEAD]


August 28, 2002

Companhia Brasileira de Bebidas
Avenida Maria Coelho Aguiar
215, Bloco F, 6(degree) andar
05804 Sao Paulo, SP
Brazil

Re:      Companhia de Bebidas das Americas - AmBev
         Registration Statement on Form F-4

Dear Sirs:

         We have acted as special United States counsel for Companhia Brasileira de Bebidas (the "Issuer") and Companhia de Bebidas das Americas - AmBev (the "Guarantor") in connection with the preparation of the above-captioned Registration Statement (the "Registration Statement"), and the forms of agreements filed as Exhibits thereto (the "Agreements"), pursuant to which Issuer proposes to exchange up to U.S.$500,000,000 aggregate principal amount of its 10 1/2% Notes due December 2011 (the "New Notes") for a like principal amount of its 10 1/2% Notes due December 2011 issued on December 19, 2001 (the "Existing Notes"), pursuant to the Indenture of even date therewith (as modified, amended or supplemented from time to time, the "Indenture") by and among the Issuer, The Bank of New York, as Trustee (in such capacity, the "Trustee") and Deutsche Bank Luxembourg S.A., as paying agent in Luxembourg. The Issuer's obligations under the Indenture are guaranteed by the Guarantor pursuant to a guaranty dated December 19, 2001 between the Guarantor and the Trustee (the "Guaranty").

         It is our opinion that (i) the New Notes, when duly authorized, executed and delivered by the Issuer and authenticated by the Trustee pursuant to the Indenture and delivered to, and exchanged for the Existing Notes by, the holders as contemplated by the Indenture and the Registration Statement, and (ii) the Guaranty, will constitute valid and legally binding obligations of the Issuer and the Guarantor under the laws of the State of New York, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

         Insofar as the opinion set forth herein relates to matters of the laws of Brazil, we have relied upon the opinions of Barbosa Mussnich & Aragao Advogados, dated the date hereof, counsel to the Issuer and the Guarantor, filed as an Exhibit to the Registration Statement, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

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Companhia Brasileira de Bebidas                                           Page 2


         We hereby consent to the filing of this opinion with the Registration Statement and to the reference to ourselves under the caption "Validity of Securities" in the Registration Statement.

                                       Very truly yours,




                                       CLIFFORD CHANCE ROGERS & WELLS LLP